Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-130615) of Superior Well Services, Inc. of our reports dated March 6, 2007, relating to the consolidated financial statements of Superior Well Services, Inc. as of December 31, 2006 and 2005 and for each of the three years in the period ended December 31, 2006 and the financial statement schedule listed in Item 15 (b) and relating to management’s report on the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Superior Well Services, Inc., appearing in this annual report on Form 10-K of Superior Well Services, Inc. for the year ended December 31, 2006.

/s/  Schneider Downs & Co., Inc.

Pittsburgh, Pennsylvania
March 6, 2007